NAME OF REGISTRANT:
Franklin Strategic Series
File No. 811-6243

EXHIBIT ITEM No. 77C:
Submission of matters to a vote of security holders.


ACTION OF SOLE SHAREHOLDER BY WRITTEN CONSENT


The undersigned, being the sole shareholder of the Class II shares of Franklin Small Cap Growth Fund (the "Fund"), a series of Franklin Strategic Series (the "Trust"), does hereby take the following actions and does hereby consent to the following resolution:


RESOLVED: That the Class II Distribution Plan pursuant to Rule 12b-1 (under the Investment Company Act of 1940), as agreed to and accepted by Franklin/Templeton Distributors, Inc. and the Trust prior to the date below, be and it hereby is, approved for the Fund.


By execution hereof, the undersigned shareholder waives prior notice of the foregoing action by written consent.



                                  FRANKLIN RESOURCES, INC.



	                                   	/s/H.E. Burns
Dated as of: October 2, 1995	By: Harmon E. Burns
                                   		Executive Vice President